                                                                    Exhibit 11.1
                                                                    ------------

                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
              CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
              ---------------------------------------------------
                 PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                 ---------------------------------------------
                                   (Unaudited)

                    (In thousands, except per share amounts)

                                                            Nine Months Ended         Three Months Ended
                                                        ------------------------- -------------------------
                                                        February 28, February 29, February 28, February 29,
                                                            2001        2000        2001          2000
                                                        ------------ ------------ ------------ ------------
Shares Outstanding
------------------
  For computation of basic earnings per
    common share


      Weighted average shares                              102,199     108,068     102,209      106,466
                                                           -------     -------     -------       ------

      Total shares for basic earnings
        per share                                          102,199     108,068     102,209      106,466

  For computation of diluted earnings
    per common share

      Net issuable common share equivalents                      9         151           7           44
                                                           -------     -------     -------       ------
      Total shares for diluted
        earnings per share                                 102,208     108,219     102,216      106,510
                                                           =======     =======     =======       ======


Net Income (Loss)
-----------------
  Net income (loss) applicable to common shares for
      basic earnings per share                             $38,700     $31,359     ($7,018)      $3,731
                                                           -------     -------     -------       ------

  Net income (loss) applicable to common shares for
      diluted earnings                                     $38,700     $31,359     ($7,018)      $3,731
                                                           =======     =======     =======       ======



  Basic Earnings (Loss) Per Common Share                      $.38        $.29       ($.07)        $.04
                                                              ====        ====       =====         ====


  Diluted Earnings (Loss) Per Common Share                    $.38        $.29       ($.07)        $.04
                                                              ====        ====       =====         ====